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                               EXHIBIT 10.24

                         CLIENT SERVICE AGREEMENT


Agreement ("Agreement") made by and between DESIGNED ADMINISTRATIVE RESOURCES TECHNOLOGIES, INC. ("DART"), a Michigan corporation, and THE COLONELS, INC. ("Client"), a Michigan corporation.

                                 RECITALS

     DART is a professional employer organization engaged in the business of providing leased employees. Client is engaged in a business which requires personnel. DART desires to lease to Client, and Client desires to lease from DART, personnel required in the operation of Client's Business. In consideration of the mutual promises and benefits contained herein, the parties agree as follows:

     1. SERVICES. DART agrees to lease to Client and Client agrees to lease from DART the personnel on the list previously supplied by Client to DART ("Leased Employees") on the terms and conditions herein. DART shall
(a) compile, prepare and file all payroll and employee information and make all proper payroll deductions, including payments for income and Social Security tax requirements under local, State and Federal laws for the Leased Employees (b) assume responsibility for administrative matters and the provision of contracted fringe benefits relating to compensation of the Leased Employees and (c) secure and maintain insurance coverage for the Leased Employees as required in this Agreement. DART shall not be obligated to retain any Former Client Employee.

     2. TERM OF AGREEMENT. This Agreement shall remain in full force and effect for a period of one (1) year following the commencement date ("Initial Term"). Upon the Renewal Date of the Initial Term, and on each Renewal Date thereafter, this Agreement shall be renewed for an additional one (1) year period until: (a) termination by either party thirty (30) days prior to the Renewal Date, giving written notice to the other; or (b) Client shall be in default of this Agreement, in which case DART may immediately terminate this Agreement. Further, in such case, termination may, at the option of DART, occur retroactive to the date of default. Termination may also, at the option of DART, occur in the event that the Client fails to report payroll for the Leased Employees for a period exceeding thirty (30) days. In the event of termination of this Agreement, all obligations and responsibilities regarding the Leased Employees shall revert back to the Client. DART agrees that all rates and fees set forth at the commencement of this Agreement shall not be adjusted during the "Initial Term". Following the "Initial Term", and on the Renewal Date for each succeeding year thereafter, rates and fees shall be subject to an annual adjustment limited to the rate of increase reflected by the Consumer Price Index for that period unless the parties hereto agree in writing otherwise.

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     3.   PAYMENT AND TERMS.

          3.1 INITIAL FEE. Client shall pay to DART a non-refundable, one-time initial fee in the amount of $0.

          3.2 DEPOSIT. Client shall pay to, and maintain with DART a deposit in the amount of $0. The deposit may be modified by DART commensurate with a change in the number of Leased Employees assigned to Client. Should Client fail to pay DART any payments when due, DART may apply the deposit to the amount due. Should the deposit fall below the amount required by this Section, Client shall, upon notice, replenish the deposit amount within seven (7) days of such notice. In the event Client fails to maintain the required deposit amount, DART may, in addition to any other remedies, immediately terminate this Agreement without notice and/or terminate or withdraw all of the Leased Employees from Client's place of business. DART shall not be obligated to keep such deposit as a separate fund.

          3.3 ADMINISTRATION FEE. Client shall pay to DART an Administration Fee in the amount of $6.00 per each payroll check received by such Leased Employee per week. Bonus, separate and/or additional payroll checks, authorized by the Client, shall be processed/provided by DART at $3.00 per item/check. During the Initial Term, the Administration Fee will not be adjusted.

          3.4 REIMBURSEMENTS. In accordance with the payment procedures described herein, Client shall pay to DART all costs incurred by DART in connection with the Leased Employees including, but not limited to, all:
(a) payroll (inclusive of bonuses and special payments), applicable Federal, State and local taxes; (b) premiums and contributions in connection with employee benefits, including (but not limited to) health, accident and disability insurance; (c) workers' compensation, unemployment compensation charges; and (d) payments in connection with pension or retirement plans.

          3.5  PAYMENT TERMS.

          (a) PAYMENT. Payment is due within twenty-four (24) hours after receipt of an itemized invoice setting forth all charges applicable to the Leased Employees for the current pay period, Client shall deliver to DART payment in full for such invoice via ACH debit with all funds available by 10:00 A.M. on date of payroll. In the event DART accepts other forms of payments, DART shall retain the right to require payment by the method(s) set forth herein.

          (b) LATE PAYMENT. All payments not received by DART when due shall bear interest at the rate of one tenth of one per cent


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               per day.  If such interest rates are forbidden by law, the applicable rate shall be the highest rate permitted by law.

          (c) MODIFICATION. Any required adjustment to (i) Federal, State or local taxes; (ii) insurance premiums (iii) or status of the Leased Employees shall be assessed on the invoice according to the "effective date" of the adjustment. If circumstances warrant, DART may be required to retroactively invoice the Client for these adjustments. These adjustments shall be assessed as either a credit or debit. Any costs debited shall be due by the Client upon receipt of that invoice.

          (d) BILLING DISPUTE. If Client disputes the accuracy of any invoice delivered pursuant to Section 3.5(a), Client shall, within twenty-four (24) hours of receipt, deliver its full payment pursuant to its invoice, along with a written notice and detailed explanation of such dispute to DART. If notice is not received within one (1) week, not to exceed seven (7) calendar days, the accuracy of such invoice shall be assumed and Client shall have waived any objections to accuracy. If received timely, DART shall meet with Client to verify the accuracy of the account within ten (10) business days. Any errors shall be corrected by a debit or credit to the Client's next invoice.

          3.6 VERIFICATION BY CLIENT. Client shall verify all time submissions of Leased Employees. If Client believes that there is an error in the Leased Employees' submitted time or payment, it shall be the responsibility of Client to communicate and provide written proof of the error. Until corrected, Client shall not deduct any amount from payment of its current invoice as a credit or set-off. Errors, upon verification, shall be corrected by an adjustment on the next invoice to Client.

          3.7 EARLY TERMINATION CHARGES. In the event that this Agreement is terminated early or on less than thirty (30) days notice, by either party, the Client shall continue to be responsible for any insurance or employment liabilities prepaid or incurred by DART with respect to the Leased Employees reporting to Client at termination. Client further agrees to continue to pay the weekly administration fee for the Leased Employees until the expiration of the current term of the agreement.

          3.8 UNEMPLOYMENT INSURANCE EXPENSE REIMBURSEMENT. In the event of the sale, dissolution, liquidation, reorganization or permanent closing of Client's business which causes DART to terminate or lay-off any Leased Employee assigned to Client under this Agreement, Client agrees to promptly reimburse DART the actual cost for all unemployment expenses and charges incurred by DART with respect to such employees, in the event DART is


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unable to find other employment for such employees and must terminate their employment for lack of work or any other reason.

     4.   WORK ENVIRONMENT AND RELATED MATTERS.

          4.1 DIRECTION AND CONTROL - LEASED EMPLOYEES. DART and Client agree that they each have the right to exercise direction and control relating to the management of safety, risk and labor matters at work site locations. Accordingly, DART shall consult with Client, and Client shall have the responsibility to consult with DART; however, DART shall retain the final decision, after consultation with Client, to: (a) hire, fire, discipline and direct and regulate and supervise all working conditions and labor policies; (b) establish all wages, benefits, salaries, bonuses or advancements; (c) conduct safety inspections of Client's equipment and work site; and set and administer employment and safety policies, (d) facilitate collective bargaining relationships between Client and labor unions representing the Leased Employees and contract administration in connection therewith.

     DART shall be entitled, at its own expense, to install in conspicuous location(s) bulletin board(s) at Client's work site(s), in order to effectively communicate with the Leased Employees. Client shall cooperate with DART in maintaining the integrity of such bulletin board(s) and shall, upon request, insert or post information for the Leased Employees as requested or required by DART from time to time.

          4.2 COOPERATION IN DEFENSE OF CLAIMS. Client agrees to cooperate fully when required to assist DART in defending claims or litigation resulting from personnel decisions or job actions relating to Leased Employees. Client's cooperation shall include, but not be limited to, the completion of reports and, if requested, attendance at hearings as a witness, answering questions or interrogatories under oath or otherwise and providing access to Client's documents relating to the Leased Employees. This obligation shall survive the termination of this Agreement.

          4.3 CLIENT RESPONSIBILITIES. Client shall comply with all health, labor and safety laws, regulations, ordinances and rules of Federal, State and local government authorities. Client shall comply at its own expense with any specific directives from DART, DART's workers' compensation carrier or any government agency having jurisdiction over Client's place of business or the safety and health of the Leased Employees. Client shall report all employee accidents and injuries to DART within twenty-four (24) hours of being reported to management and/or ownership. DART and its carriers shall have the right to inspect Client's place of business at all reasonable times to insure compliance with this Section and the terms of this Agreement.



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          Client further agrees to deliver to DART a completed First Report of Injury Form, as soon as possible, and, in no event, more than five (5) days after the date of any accident in cases where such a form is required to be submitted, once the incident is reported to management and/or ownership. If such Report is not received by DART within five (5) calendar days, Client agrees to pay DART, as liquidated damages for such failure, and not as a penalty, an amount equal to one hundred (100%) percent of DART'S total incurred claim cost in connection with the accident, payable with the next invoice. This liquidated damage provision is a good faith attempt by the parties to estimate the total damages incurred by DART proximately caused by the failure to report accidents in a timely fashion. Further, Client acknowledges that such amount is based upon a "pass through" of the costs assessed to DART by its insurance carrier. All such amounts shall be due and are to be paid by Client when invoiced.

          Client agrees to provide DART with a periodic report regarding the Leased Employees, the hours worked and any other information reasonably requested by DART (the "Report") on a form and at such schedule as requested by DART. Client represents and warrants that the information provided to DART in or in connection with the Report shall be complete and accurate and that DART may rely upon such information.

     5. REPRESENTATIONS AND WARRANTIES OF CLIENT. The representation and warranties made by Client herein shall survive the term of this Agreement The representations and warranties in this Section are deemed to be material and DART is entering into this Agreement relying on such representations and warranties. Client represents and warrants to DART as follows:

          5.1 AUTHORIZATION. Client has been duly authorized by all requisite corporate or other action to execute this Agreement. The execution and performance by Client of this Agreement will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to Client; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) violate the provisions of any separate contract, agreement or arrangement to which Client is bound.

          5.2 CLIENT EMPLOYEE PLANS. Except as communicated to DART in writing prior to the execution of this Agreement:

          (a) LIST AND DESCRIPTIONS OF CLIENT EMPLOYEE PLANS. Client has supplied DART with a correct and complete list of all pension, 401(k), benefit, profit-sharing, retirement, deterred compensation, welfare, insurance disability, bonus, vacation pay or severance pay, all collective bargaining, trust, non-competition, employment and consulting agreements, executive compensation, employee stock option


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               and stock purchase, group life, health and accident
               insurance and other similar plans, programs, agreements, memoranda of understanding, arrangements or commitments relating to the Leased Employees to which the Client is a party or by which Client is bound. Client has delivered to DART correct and complete copies of all Client Employee Plans which have been reduced to writing and written descriptions, and all Client Employee Plans which have not been reduced to writing, and all modifications thereto for each Client Employee Plan communicated.

          (b) RETIREE BENEFITS. No Client Employee Plan provides health or life insurance benefits for retirees.

          (c) CLAIMS. To the best of Client's knowledge, there are no threatened or pending claims, suits or other proceedings by Former Client Employees, plan participants, beneficiaries or spouses of any of the above, the IRS, the Pension Benefit Guaranty Corporation, or any other person or entity involving any Client Employee Plan, including claims against the assets of any trust, involving any Client Employee Plan or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

          (d) CONTROLLED GROUP. Client is a member of a "controlled group of corporations" as defined in Section 1563(a) of the Internal Revenue Code of 1986, as amended.

          5.3 DISCLOSURES. Client has fully disclosed to DART all investigations, lawsuits or other adversary proceedings involving Client for three (3) years preceding the execution of this Agreement.

          5.4 EMPLOYMENT HISTORY. All information pertaining to Former Client Employees and their employment relationship with Client provided to DART pursuant to this Agreement is accurate and complete.

          5.5 WORKERS' COMPENSATION INFORMATION. Client has provided DART with: (a) insurance policies covering its former employees for a period of not less than one (1) entire calendar year immediately preceding the execution of this Agreement and all renewal letters regarding such policies, whether or not such policies were, in fact, renewed; and, (b) audits regarding such policies for the same time, whether or not such audit was conducted or requested during or after the effective dates of such coverage(s). Further, with respect to such information, Client warrants that the audit information, classification codes and experience modification information provided is complete and accurate and that no


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information is omitted that would, by its omission, cause such information to be misleading. Further, Client acknowledges that, if not provided hereby, there is no audit or request for audit currently pending or outstanding. In the event DART incurs any charges or surcharges on behalf of Client following an audit of DART relating to Client's business, and whether such charges or surcharges relate to claims experience, employee classification code changes or otherwise, Client shall be fully responsible and shall indemnify DART for such charges and/or surcharges attributable to the Client's business and/or Leased Employees.

          5.6  EMPLOYEE RELATIONS.

          (a) COMPLIANCE. Client is in compliance with all material Federal, State and local laws respecting employment practices, terms and conditions of employment, wages and hours, and is not engaged in any discriminatory employment or unfair labor practice and there are no arrears in the payment of wages, taxes or workers' compensation assessments or penalties.

          (b) LABOR PRACTICES. Except as Client has disclosed in writing prior to the execution of this Agreement: (i) None of the Former Client Employees are represented by any labor union;
               (ii) There is no pending labor strike, unfair labor practice complaint or other material labor trouble affecting Client (including, but not limited to, any organizational campaign) and, there is no material labor grievance pending against or affecting Client; (iii) There are no pending arbitration proceedings arising out of or under any collective bargaining agreement to which Client is a party, or to the best knowledge of Client, any basis for which a claim may be made under any collective bargaining agreement to which Client is a party affecting Former Client Employees; and
               (iv) There is no pending litigation or other proceeding or basis for an unasserted claim against Client which is based on claims arising out of any Former Client Employee's employment relationship with Client, including, but not limited to, claims for breach of contract, tort, discrimination, employee benefits, wrongful termination or any common law or statutory claims.

          (c) PAYROLL LIST. Client will provide to DART a correct and complete list of Client's most recent payroll.

          (d) TAXES. Client has deducted and remitted to the relevant governmental authority all taxes, unemployment insurance contributions or other amounts which it is required by statute to deduct or remit to any governmental authority.


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     6.   PENSION LIABILITY.

          6.1 UNFUNDED LIABILITY. Client represents and warrants to DART that, as of the date this Agreement was executed, its total unfunded and underfunded liability on pension and retirement plans, whether qualified or unqualified, ("Prior Unfunded Liability") is $0.

          6.2 INDEMNIFICATION. DART shall not be responsible or liable for the Prior Unfunded Liability at any time during the term or after the termination of this Agreement. Client shall indemnify and hold DART harmless from any loss, claim or damages which arises out of or relates to any Prior Unfunded Liability. This indemnification shall be governed by
Section 11 of this Agreement (except for Sections 11.1(a)(i) and (ii)).

          6.3 PAYMENTS. During the term of this Agreement, DART shall assume the responsibility for making current pension payments which are due or required on account of the Leased Employees by the terms of this contract. However, such responsibility shall exist only to the extent that Client has deposited with DART sufficient funds designated for the purpose of covering such payment in accordance with Section 3.2 of this Agreement. If this Agreement shall terminate for any reason, including the expiration of the Initial Term or extended term under Section 2 of this Agreement, all of DART'S responsibility and liability for contributions and payments in connection with any pension or retirement plan for Leased Employees shall immediately cease, without notice, and shall be immediately assumed by Client. Client shall thereafter indemnify and hold DART harmless from any loss, claim or damages which arises out of or relates to such responsibility or liability pursuant to Section 10 of this Agreement (except for Sections 10.1(a)(i) and (ii).

     7. REPRESENTATIONS AND WARRANTIES OF DART. The representations and warranties made by DART shall survive the term of this Agreement. This Agreement contains the legally binding obligations of DART enforceable in accordance with the respective terms of this Agreement. DART shall, upon request, supply Client with a correct and complete list of all licenses and other requirements prescribed by law, if any, in connection with the consummation by DART of the transactions contemplated by this Agreement.

     8. WORKERS' COMPENSATION. DART shall secure workers' compensation insurance for the Leased Employees in amounts determined by DART as appropriate and required by law. Such coverage shall be maintained throughout the term of this Agreement. DART, upon written request, shall provide documentation evidencing that such insurance is valid and in full force and effect as of the effective date of this Agreement. DART shall have the right to change insurance coverages and/or carriers at its discretion provided such changes shall not cause any interruption or lapse of coverage to Client.



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     DART shall cause to be issued a certificate of Workers' Compensation
Insurance naming Client as an Alternate Employer and shall forward a copy of such endorsement to Client. Further, it is understood and agreed that, for the purpose of all applicable Workers' Compensation laws, Client and DART, are "joint-employers" of all leased employees.

     9. INSURANCE. Client shall furnish and keep in full force and effect at all times during the term of this Agreement, comprehensive general liability insurance on its entire business operation and automobile insurance liability covering all vehicles in Client's business, including non-owned vehicles. Such coverages shall insure bodily injury and property damages for a minimum combined single limit of One Million ($1,000,000.00) Dollars and shall include uninsured motorist insurance with a minimum combined single limit of Sixty Thousand ($60,000.00) Dollars. In States where "no-fault" laws apply, equivalent personal injury and property damage coverage shall be included. Client shall cause its insurer to name DART as an additional insured and shall issue a certificate of insurance to DART within ten (10) days of the Commencement Date. Said policies shall provide at least thirty (30) days advance notice to DART of any suspension or cancellation of any material change in policy limits, benefits or coverages. Each party releases and discharges the other party, and any officer, agent, employee or representative of such party, from any liability whatsoever arising from any loss, damage or injury to the extent of any insurance recovery received by the insured party for such loss, damage or injury. At all times during the term of the agreement, DART shall maintain insurance equal to or in excess of $2,000,000.00 combined single limit general liability and contractual liability coverage.

     10.  INDEMNIFICATION AND REIMBURSEMENT.

          10.1 INDEMNIFICATION OF DART BY CLIENT.

          (a) INDEMNIFICATION. Client hereby agrees to indemnify, defend and hold harmless DART and any parent, subsidiary or affiliate thereof, and all directors, officers, attorneys, employees (except the Leased Employees), agents and consultants of each of the foregoing (collectively "DART") from and against all demands, claims, actions or causes of action, assessments, losses, damages, judgments, arbitration awards, liabilities (whether absolute or accrued, contingent or otherwise), costs and expenses, including, but not limited to, interest, penalties and attorney fees and expenses (collectively "Damages"), asserted against, imposed upon or incurred by "DART", directly or indirectly, by reason of or resulting from or relating to any of the following: (i) Misrepresentation or breach by Client of any warranty or term made or contained in this Agreement or in any certificate or other instrument or document furnished or


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               to be furnished to DART under this Agreement, including, but not limited to, failure of Client to cooperate in the defense of employment claims, litigation, grievances and arbitration under Paragraph 4.2 herein; (ii) Litigation or other claims arising from the acts or failures to act of the Client and/or its employees, agents, former employees or former agents, in accordance (a) with applicable Federal, State or local law or (b) with the terms and conditions of this Agreement or another agreement; (iii) Employment matters relating to Leased Employees as a result of gross negligence or intentional misconduct by Client or the failure of Client to obtain and/or follow specific advice and direction from DART in matters of employee separation and/or discipline.

          (b) NOTICE AND DEFENSE OF CLAIMS. If "DART" so desires, it may tender the defense to Client of any matter for which it believes it is entitled to indemnification pursuant to
               Section 10.1(a) of this Agreement in which event Client shall conduct such defense at its sole cost and, thereafter, be liable for all damages with respect to such claim or proceeding. Such notice shall be given in accordance with
               Section 12.7 hereof. Client shall conduct such defense or settlement in a manner to protect fully "DART"; Client and its counsel will keep "DART" fully advised as to the conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without "DART'S" written consent. In any case "DART" shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of "DART" when and as incurred unless (i) the employment of counsel by "DART" has been authorized in writing by Client, (ii) "DART" shall have reasonably concluded, based upon the opinion of Counsel, that there may be a conflict of interest between Client and "DART" in the conduct of the defense of such action, or
               (iii) Client shall not, in fact, have employed independent counsel reasonably satisfactory to "DART" to assume the defense of such action and shall have been so notified by "DART". If clause (ii) or (iii) of the preceding sentence shall be applicable, then counsel for "DART" shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of "DART" and the reasonable fees and disbursements of such counsel shall constitute Damages hereunder.

          10.2 INDEMNIFICATION BY DART. DART hereby agrees to indemnify, defend and hold harmless Client, its directors, officers, attorneys,


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employees, and agents and consultants from and against all demands, claims, actions, or causes of action, assessments, losses, damages, judgments, arbitration awards, liabilities (whether absolute or accrued, contingent or otherwise), costs and expenses asserted against, imposed upon or incurred by Client, directly or indirectly, by reason of, resulting from or relating to employee separation and/or discipline by Leased employees, or any claim or cause of action resulting from Leased Employees performance of services for Client, up to $100,000 per claim or Leased Employee subject to Section 10.1(a).

          10.3 COOPERATION. The parties agree that, except where conflicts prevent same, they shall render to each other such assistance as may reasonably be expected and to cooperate in good faith with each other in order to insure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party. Where counsel has been selected pursuant to Section 10.1(a), "DART" shall be entitled to rely on the advice of such counsel in the conduct of the defense.

          10.4 CONFIDENTIALITY. The parties agree to cooperate in such a manner as to preserve and uphold the confidentiality of all business records and the attorney-client and work-product privileges.

     11.  DEFAULT.  The Client shall be in "Default" under this Agreement
if:   (a) Client fails to pay any sum when due pursuant to this Agreement;
(b) Client breaches any term, condition or obligation of this Agreement;
(c) Client falls to comply with any directive from DART or any governmental authority, including, but not limited to, any directive regarding health, safety, or personnel decisions; or (d) Client fails to fully disclose any information required to be disclosed in this agreement; or (e) any bankruptcy, receivership or insolvency proceeding is instituted by or against Client.

     12.  MISCELLANEOUS.

          12.1 INDEPENDENT CONTRACTOR. DART is an independent contractor of Client and neither party is the agent of the other.

          12.2 ABSENCE OF GUARANTEE. Neither DART nor its representatives have made any representation, warranty or guarantee to Client of growth forecasts or production increases in Client's Business due to the entry of Client into this Agreement or the utilization of DART's services.

          12.3 ENTIRE AGREEMENT. This constitutes the entire agreement between the parties with regard to the subject matter herein. No prior oral or written agreement, practice or course of dealing between the parties relating to the subject matter herein shall supersede this Agreement. Any addenda and/or exhibits attached have been for the purpose of contract construction and performance.


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          12.4 ASSIGNMENT/AMENDMENT.  Client cannot assign this Agreement nor any interest herein without prior written consent from DART. None of the terms and provisions of this Agreement may be modified or amended except by an instrument in writing executed by each party.

          12.5 WAIVER. Failure by either party to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach nor prejudice either party with regard to any subsequent action.

          12.6 FORMS. Client shall exclusively utilize all forms provided by DART for Leased Employee applications.

          12.7 NOTICES. Any notice or other communication required shall be sufficiently given if in writing and delivered personally or sent by confirmed facsimile transmission, overnight air courier (postage prepaid), registered or certified mail (postage prepaid with return receipt requested) addressed to:

Client:   The Colonels, Inc.       DART:   Edward W. Fisher, E.V.P.
          951 Aiken Road                   2851 High Meadow Circle
          Owosso, MI 48867                 Auburn Hills, MI 48326

          12.8 ENFORCEMENT. This Agreement shall be interpreted under Michigan law. All disputes under $50,000 shall be submitted to the American Arbitration Association (AAA) in Southfield, Michigan for resolution pursuant to the Commercial Rules of Arbitration. The parties agree that an arbitration award may be entered pursuant to such process and enforced by any court of competent jurisdiction.

          12.9 SEVERABILITY. If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herewith shall not in any way be affected impaired or prejudiced thereby and such provision deemed invalid, illegal or unenforceable shall be construed and enforced to the greatest extent legally possible.

          12.10 FORCE MAJEURE. Neither party hereto shall be liable to the other for any loss or other damages caused by an interruption of this Agreement where such interruption is due to causes beyond the reasonable control of DART or Client.

          12.11 SECTION HEADINGS AND INTERPRETATION.  The Section
Headings of this Agreement are for convenience of the parties only and in no way alter, modify, amend, limit or restrict contractual obligations of the parties. This Agreement shall not be construed for or against either party based upon the drafting of this Agreement.

THE COLONELS, INC.                 DESIGNED ADMINISTRATIVE
                                     RESOURCES TECHNOLOGIES, INC.


By: /S/_________________________   By: ____________________________________

Its CEO                            Its ____________________________________

Date: 7-20-97                      Date: __________________________________









































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